CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A, of The Alkaline Water Company Inc., of our report dated July 11, 2017 on our audit of the balance sheet of The Alkaline Water Company Inc. as of March 31, 2017, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2017, and of our report on November 21, 2017 on our audit of the of the balance sheet of The Alkaline Water Company Inc. as of March 31, 2016, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2016, and the reference to us under the caption “Experts.”

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
November 22, 2017

8250 W. Charleston Blvd, Suite 100 - Las Vegas, NV 89145 Phone: (888)727-8251 Fax: (888)782-2351